Exhibit 99.1

Orbitz Worldwide, Inc. Reports Third Quarter 2012 Results

Chicago, November 7, 2012 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter and nine months ended September 30, 2012.

“We had mixed results for the third quarter 2012. Our U.S. consumer business had a challenging quarter, but we have made solid progress resolving some of the underlying performance issues. The economic slowdown in Europe over the summer caused growth in Q3 stayed room nights at ebookers to decelerate, but on a booked basis we are already seeing recovery and reacceleration in key markets,” said Barney Harford, CEO, Orbitz Worldwide. “Our efforts to stem the decline in our HotelClub business are beginning to bear fruit. We were pleased to launch the American Express Consumer Travel Network partnership in the quarter and to see continued strength in our mobile channels.”

	Three Months Ended			Nine Months Ended
(in thousands, except	September 30			September 30
per share data)	2012	2011	Change (a)	2012	2011	Change (a)

Gross bookings	$2,650,496	$2,850,150	(7)%	$8,763,716	$8,822,507	(1)%
Net revenue	$198,303	$202,924	(2)%	$589,059	$589,673	0%
Net revenue margin (b)	7.5%	7.1%	0.4 ppt	6.7%	6.7%	0.0 ppt
Net income	$14,818	$11,233	32%	$12,891	$9,288	39%
Basic and diluted EPS	$0.14	$0.11	27%	$0.12	$0.09	33%

Operating cash flow	$1,956	$11,344	(83)%	$106,085	$113,873	(7)%
Capital spending	$11,071	$12,276	(10)%	$34,841	$35,740	(3)%

EBITDA(c)	$38,975	$37,808	3%	$85,897	$88,097	(2)%
Adjustments	$815	$2,920	(72)%	$6,597	$8,647	(24)%
Adjusted EBITDA(c)	$39,790	$40,728	(2)%	$92,494	$96,744	(4)%

Transaction growth (d)	(7.0)%	(7.3)%	0.3 ppt	(3.3)%	(7.8)%	4.5 ppt
Hotel room night growth (e)	0.4%	(1.0)%	1.4 ppt	2.2%	(1.3)%	3.5 ppt

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents net revenue as a percentage of gross bookings.

(c)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(d)	Represents year over year transaction growth on a booked basis, net of all cancellations made through the company's websites.

(e)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

Third Quarter 2012 Financial Highlights

The company reported net income of $14.8 million or $0.14 per diluted share for the third quarter 2012 compared with net income of $11.2 million or $0.11 per diluted share for the third quarter 2011. Adjusted EBITDA was $39.8 million for the third quarter 2012, down two percent year over year.

Gross Bookings and Net Revenue
Gross bookings declined seven percent year over year at reported rates. On a constant currency basis, gross bookings were down five percent in the quarter, primarily driven by lower air volume, partially offset by higher vacation package and hotel volumes, higher air fares and a shift in air carrier mix.

Net revenue was $198.3 million for the third quarter 2012, down two percent year over year. On a constant currency basis, net revenue was flat in the quarter. Net revenue for the third quarter 2012 benefited from a $2.6 million non-cash reduction to the company's unfavorable contract liability following the negotiation of a new agreement with a supplier. Net revenue also benefited from higher volume for hotels and vacation packages and higher net revenue per airline ticket. Lower air volume and lower net revenue from car rentals and travel insurance offset these increases. Hotel net revenue, including hotels booked on a standalone basis and as part of a vacation package, represented 38 percent of the company's total net revenue for the trailing twelve months ended September 30, 2012, up 229 basis points from 36 percent for the trailing twelve months ended September 30, 2011.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2012	2011	Change	2012	2011	Change

Net Revenue
Standalone Air	$61,917	$63,850	(3)%	$201,474	$205,872	(2)%
Standalone Hotel	61,189	59,094	4%	166,549	159,479	4%
Vacation Package	33,384	32,393	3%	100,026	91,730	9%
Advertising and Media	14,347	14,310	0%	41,077	40,624	1%
Other	27,466	33,277	(17)%	79,933	91,968	(13)%
Total Net Revenue	$198,303	$202,924	(2)%	$589,059	$589,673	0%

Domestic	$142,297	$142,214	0%	$424,713	$418,573	1%
International	56,006	60,710	(8)%	164,346	171,100	(4)%
Total Net Revenue	$198,303	$202,924	(2)%	$589,059	$589,673	0%

•
Standalone air net revenue was $61.9 million in the third quarter 2012, down three percent year over year. This decline was driven primarily by lower volume, partially offset by higher net revenue per airline ticket and a non-cash benefit recorded to air revenue in the third quarter 2012 to reduce an unfavorable contract liability.

•	Standalone hotel net revenue was $61.2 million in the third quarter 2012, up four percent year over year. This increase was driven primarily by higher net revenue per room night.

•	Vacation package net revenue increased three percent in the quarter to $33.4 million due primarily to higher volume for both the company's domestic leisure business and ebookers.

•	Advertising and media revenue was $14.3 million in the third quarter 2012, flat year over year.

•
Other net revenue, which is comprised primarily of car rental, cruise, destination services, travel insurance and airline hosting revenue, declined 17 percent year over year. This decline was driven primarily by lower car rental revenue and a Department of Transportation regulation that went into effect January 2012, which no longer allows travel insurance to be pre-selected on the company's domestic websites and resulted in reduced travel insurance attachment rates.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses

Cost of revenue

Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, hosting costs and connectivity and other processing costs.

	Three Months Ended September 30,		$	%
	2012	2011	Change	Change
	(in thousands)
Customer service costs	$16,299	$13,766	$2,533	18%
Credit card processing fees	11,913	12,389	(476)	(4)%
Other	9,991	9,940	51	1%
Total cost of revenue	$38,203	$36,095	$2,108	6%

Cost of revenue for the third quarter 2012 increased six percent year over year. The increase was due primarily to higher customer service staffing levels required to support the growth in the company's private label distribution channel.

Selling, general and administrative (SG&A) expense

SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended September 30,		$	%
	2012	2011	Change	Change
	(in thousands)
Wages and benefits	$33,420	$36,291	$(2,871)	(8)%
Contract labor	6,861	7,311	(450)	(6)%
Network communications, systems maintenance and equipment	7,335	6,765	570	8%
Other	9,455	17,312	(7,857)	(45)%
Total SG&A	$57,071	$67,679	$(10,608)	(16)%

SG&A expense for the third quarter 2012 decreased 16 percent year over year. The decrease was driven primarily by the receipt of an insurance reimbursement in the third quarter 2012 for legal costs incurred to defend hotel occupancy tax cases. The company did not receive a similar reimbursement in the third quarter 2011. In addition, wages and benefits declined year over year in part due to cost savings achieved from the global platform migration. The company also incurred lower foreign currency losses and hedging costs year over year.

Marketing expense

Marketing expense is comprised primarily of online marketing costs, such as search engine marketing, travel research and affiliates, and offline marketing costs, such as television, radio and print advertising.

	Three Months Ended September 30,		$	%
	2012	2011	Change	Change
	(in thousands)
Marketing expense	$62,640	$61,351	$1,289	2%

Marketing expense was up two percent year over year in the third quarter 2012. This increase was driven primarily by the growth of the company's private label distribution channel, partially offset by lower online marketing spend.

Interest Expense
Net interest expense was $8.8 million in the third quarter 2012, a nine percent decline year over year. This decline was due primarily to a lower effective interest rate and lower outstanding borrowings on the company's term loan.

At September 30, 2012, $100.0 million of the $440.0 million outstanding on the term loan had a fixed interest rate of 3.68 percent through an interest rate swap. The weighted-average effective interest rate on the term loan was 3.32 percent at September 30, 2012, down from 3.75 percent at September 30, 2011. At September 30, 2012, Orbitz Worldwide was in compliance with all financial covenants in its Credit Agreement.

Cash Flow
Operating cash flow was $106.1 million for the nine months ended September 30, 2012, a seven percent decrease year over year. The decrease in operating cash flow was due mainly to lower booking volumes on the company's websites and the net change in the company's working capital accounts.

At September 30, 2012, cash and cash equivalents were $152.3 million, up 12 percent from $136.2 million at December 31, 2011.

Operational Highlights

Consumer Brands

•
In October 2012, Orbitz.com announced the launch of Orbitz en Español (www.orbitz.com/es), the only full-service Spanish-language travel website targeting the U.S. market. Orbitz en Español brings the great deals and choices for hotel rooms, airline tickets, vacation packages, car rentals and travel activities available on Orbitz.com to Spanish-speaking travelers in the U.S. booking on computers and smartphones.

•
In October 2012, Orbitz.com launched "Hotels by Orbitz" for Android, a powerful and fast native application that gives customers an intuitive search-and-book experience designed specifically for Android. The free app offers travelers helpful comparison tools, secure booking in just three taps and Orbitz Mobile Steals – exclusive, mobile-only discounts of up to 50 percent off hotel stays in over 240 popular destinations worldwide.

•
In October 2012, Orbitz Worldwide was named the highest ranked full-service travel company in mobile commerce in Internet Retailer's Mobile 400, an annual guide that lists the mobile commerce sales of the largest retail companies in the U.S., Europe and Latin America. Orbitz Worldwide ranks number four overall in terms of projected 2012 mobile sales (behind Amazon, Apple and Marriott and ahead of Walmart) according to the list, but is number one among full-service online travel companies, out-pacing all other mobile travel sites in a very competitive marketplace. Transactions coming through mobile channels, including smartphones and tablets, represented over 21 percent of Orbitz.com standalone hotel transactions for the third quarter 2012.

•
In October 2012, "South America: Quest for Wonder," the first episode in award-winning travel journalist/producer Richard Bangs' "Quest Series," premiered on public television stations across the United States. Produced in partnership with Orbitz Worldwide, "South America: Quest for Wonder" is a groundbreaking integration of television and the web that takes viewers to geographic and cultural landmarks served by LAN Airlines and its affiliates, part of the LATAM Airlines Group, and inspires travelers with a rich library of adventure travel content that Richard Bangs created exclusively for Orbitz.com. Viewers can replicate the travel adventures seen on television through activities, packages, accommodations and flight arrangements available on Orbitz.com.

•
In October 2012, Orbitz Worldwide launched a partnership with Brand USA in support of the nation's first global marketing effort to promote the United States as a premier travel destination. As part of this collaboration, ebookers – a member of the Orbitz Worldwide portfolio of consumer travel brands – launched an updated version of the award-winning “ebookers Explorer” app for iPad that prominently features Brand USA sponsorship for all U.S. destinations and introduces new features designed specifically for the iOS 6 mobile operating system. Through the partnership, Orbitz Worldwide will provide significant in-kind media support to Brand USA – directly supporting Brand USA's marketing strategies to incrementally increase international visitation to the United States in order to support economic growth and job creation.

•
During the third quarter 2012, ebookers launched new marketing initiatives, including television sponsorships, its first national outdoor ad campaign in Finland, and its “Travel Happier” campaign targeting the London audience and offering up to 50 percent off hotels. ebookers also launched “Cinétrip,” an online brand campaign in France providing visitors with cinema-inspired travel ideas through a partnership with AlloCiné, the world's largest cinema media and content database.

Private Label Distribution

•
During the third quarter 2012, Orbitz Worldwide launched its partnership with American Express® under which Orbitz Worldwide now provides private label services to power air, car, hotel and vacation packages for the American Express Consumer Travel Network.

•
Separately, in the third quarter 2012, Orbitz Worldwide and American Express® signed and began implementing a distribution agreement whereby Orbitz Worldwide will provide hotel inventory to select American Express-branded international websites.

Partner Services

•
During the third quarter 2012, Orbitz Worldwide signed a new agreement with Loews Hotels, as well as partnership agreements with a number of regional hotel groups including Ascott International, SilverNeedle Hospitality, The Lungarno Collection in Italy, Q Hotels in the United Kingdom, THB Hotels in Spain, Windsor Hotels in Brazil and Belambra Clubs in France, among others.

•
During the third quarter 2012, Orbitz Worldwide signed a multi-year distribution agreement with US Airways, giving Orbitz.com, CheapTickets and Orbitz for Business customers access to their fares, schedules and inventory. As part of the agreement, Orbitz Worldwide will make US Airways ChoiceSeats product available to its customers.

•
During the third quarter 2012, Orbitz Worldwide entered into a multi-year extension with Frontier Airlines. As part of the agreement, Orbitz Worldwide will offer Frontier's Classic and Classic Plus fares to customers.

•	During the third quarter 2012, ebookers signed a multi-year distribution agreement with Dollar Thrifty Automotive Group, giving ebookers customers access to Dollar and Thrifty rates and inventory.

•
During the third quarter 2012, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including Netherlands Board of Tourism & Conventions, Los Angeles Convention and Visitors Bureau, Cook Islands Tourism, Myrtle Beach Convention and Visitors Bureau, St. Kitts and Nevis Tourism Board, South African Tourism, Huntington Beach Convention and Visitors Bureau, Maine Tourism, Illinois Tourism Board and Tourism Australia.

Outlook

For the fourth quarter 2012, the company expects:

•	Net revenue in the range of $183 million to $189 million; and

•	Adjusted EBITDA between $32 million and $37 million.

For the full year 2012, the above guidance implies:

•	Net revenue in the range of $772 million to $778 million; and

•	Adjusted EBITDA between $124.5 million and $129.5 million.

This outlook assumes foreign exchange rates as of October 31, 2012.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its third quarter 2012 results at 10:00 a.m. EST (9:00 a.m. CST) on Wednesday, November 7, 2012. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz.com (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for businesses. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 7, 2012, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:             Investor Contact:
Chris Chiames             Melissa Hayes
+1 312 894 6890             +1 312 260 2428
chris.chiames@orbitz.com        melissa.hayes@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net revenue	$198,303	$202,924	$589,059	$589,673
Cost and expenses
Cost of revenue	38,203	36,095	109,704	107,906
Selling, general and administrative	57,071	67,679	194,696	204,180
Marketing	62,640	61,351	197,304	189,867
Depreciation and amortization	14,062	14,939	42,212	45,655
Impairment of other assets	1,417	—	1,417	—
Total operating expenses	173,393	180,064	545,333	547,608
Operating income	24,910	22,860	43,726	42,065
Other income (expense)
Net interest expense	(8,847)	(9,746)	(28,086)	(30,052)
Other income (expense)	3	9	(41)	377
Total other expense	(8,844)	(9,737)	(28,127)	(29,675)
Income before income taxes	16,066	13,123	15,599	12,390
Provision for income taxes	1,248	1,890	2,708	3,162
Net income	$14,818	$11,233	$12,891	$9,228

Net income per share - basic
Net income per share	$0.14	$0.11	$0.12	$0.09
Weighted-average shares outstanding	106,127,706	104,652,402	105,366,429	103,906,153

Net income per share - diluted
Net income per share	$0.14	$0.11	$0.12	$0.09
Weighted-average shares outstanding	107,256,562	105,509,043	107,423,416	105,492,208

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$152,290	$136,171
Accounts receivable (net of allowance for doubtful accounts of $1,147 and $1,108, respectively)	84,542	62,377
Prepaid expenses	12,429	15,917
Due from Travelport, net	12,652	3,898
Other current assets	4,064	2,402
Total current assets	265,977	220,765
Property and equipment, net	136,190	141,702
Goodwill	647,300	647,300
Trademarks and trade names	108,402	108,194
Other intangible assets, net	2,888	4,162
Deferred income taxes, non-current	5,575	7,311
Other non-current assets	20,771	16,352
Total Assets	$1,187,103	$1,145,786

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	21,257	30,937
Accrued merchant payable	296,026	238,694
Accrued expenses	122,998	120,962
Deferred income	39,462	28,953
Term loan, current	21,900	32,183
Other current liabilities	5,841	2,034
Total current liabilities	507,484	453,763
Term loan, non-current	418,130	440,030
Tax sharing liability	71,052	68,411
Unfavorable contracts	895	4,440
Other non-current liabilities	18,571	18,617
Total Liabilities	1,016,132	985,261
Commitments and contingencies
Shareholders' Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 105,076,996 and 103,814,769 shares issued, respectively	1,051	1,038
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,040,187	1,036,093
Accumulated deficit	(867,995)	(880,886)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2,558)	(2,220)	4,332
Total Shareholders' Equity	170,971	160,525
Total Liabilities and Shareholders' Equity	$1,187,103	$1,145,786

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income	$12,891	$9,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,212	45,655
Impairment of other assets	1,417	—
Amortization of unfavorable contract liability	(5,822)	(1,136)
Non-cash net interest expense	10,625	10,900
Deferred income taxes	2,005	2,444
Stock compensation	6,233	6,793
Changes in assets and liabilities:
Accounts receivable	(21,544)	(6,896)
Due from Travelport, net	(8,664)	1,458
Accounts payable, accrued expenses and other current liabilities	1,139	11,548
Accrued merchant payable	56,579	31,012
Deferred income	13,336	6,395
Other	(4,322)	(3,528)
Net cash provided by operating activities	106,085	113,873

Investing activities:
Property and equipment additions	(34,841)	(35,740)
Changes in restricted cash	(5,252)	(3,657)
Net cash used in investing activities	(40,093)	(39,397)

Financing activities:
Payments on the term loan	(32,183)	(19,808)
Employee tax withholdings related to net share settlements of equity-based awards	(2,126)	(1,426)
Payments on tax sharing liability	(15,408)	(8,847)
Payments on note payable	(172)	(171)
Net cash used in financing activities	(49,889)	(30,252)

Effects of changes in exchange rates on cash and cash equivalents	16	(651)
Net increase in cash and cash equivalents	16,119	43,573
Cash and cash equivalents at beginning of period	136,171	97,222
Cash and cash equivalents at end of period	$152,290	$140,795

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,128	$1,352
Cash interest payments	$21,078	$20,039

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three and nine months ended September 30, 2012 and 2011, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)
Net income	$14,818	$11,233	$12,891	$9,228
Net interest expense	8,847	9,746	28,086	30,052
Provision for income taxes	1,248	1,890	2,708	3,162
Depreciation and amortization	14,062	14,939	42,212	45,655
EBITDA	$38,975	$37,808	$85,897	$88,097

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
EBITDA	$38,975	$37,808	$85,897	$88,097
Impairment of other assets (a)	1,417	—	1,417	—
Acceleration of amortization of net unfavorable contract liability (a)	(2,635)	664	(2,635)	1,444
Stock-based compensation expense (b)	1,941	1,866	6,233	6,793
Litigation settlements and other (c)	92	390	1,582	410
Adjusted EBITDA	$39,790	$40,728	$92,494	$96,744

(a)
In the third quarter 2012, the company reduced the net unfavorable contract liability by $1.2 million following the negotiation of a new agreement with a supplier. This reduction was recorded as a $2.6 million increase to net revenue, reflecting the reduction in expected future rebate payments the company would be required to make to the supplier, and a $1.4 million non-cash charge to impair the asset related to the in-kind marketing and promotional support that the company expected to receive under the Charter Associate Agreement.

For the 2011 periods, the amounts represent non-cash charges recorded to accelerate the amortization of the in-kind marketing and promotional support asset received from a supplier under its former Charter Associate Agreement with the company. The useful life of this asset was shortened in 2010 following an airline merger.

(b)	Represents non-cash stock compensation expense.
(c)	Represents charges related to certain legal proceedings and other non-recurring professional fees.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the Pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2012 Reported Gross Bookings	$2,087,798	$562,698	$2,650,496

Q3, 2011 Reported Gross Bookings	$2,250,943	$599,207	$2,850,150
Impact of Foreign Exchange Rates	—	(49,164)	(49,164)
Q3, 2011 Gross Bookings at Constant Currency	$2,250,943	$550,043	$2,800,986

Reported Gross Bookings Growth	(7)%	(6)%	(7)%
Gross Bookings Growth at Constant Currency	(7)%	2%	(5)%

Net Revenue
Q3, 2012 Reported Net Revenue	$142,297	$56,006	$198,303

Q3, 2011 Reported Net Revenue	$142,214	$60,710	$202,924
Impact of Foreign Exchange Rates	—	(4,940)	(4,940)
Q3, 2011 Net Revenue at Constant Currency	$142,214	$55,770	$197,984

Reported Net Revenue Growth	0%	(8)%	(2)%
Net Revenue Growth at Constant Currency	0%	0%	0%

	Nine Months Ended
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2012 Reported Gross Bookings	$6,979,774	$1,783,942	$8,763,716

Q3, 2011 Reported Gross Bookings	$7,041,608	$1,780,899	$8,822,507
Impact of Foreign Exchange Rates	—	(100,736)	(100,736)
Q3, 2011 Gross Bookings at Constant Currency	$7,041,608	$1,680,163	$8,721,771

Reported Gross Bookings Growth	(1)%	0%	(1)%
Gross Bookings Growth at Constant Currency	(1)%	6%	0%

Net Revenue
Q3, 2012 Reported Net Revenue	$424,713	$164,346	$589,059

Q3, 2011 Reported Net Revenue	$418,573	$171,100	$589,673
Impact of Foreign Exchange Rates	—	(9,422)	(9,422)
Q3, 2011 Net Revenue at Constant Currency	$418,573	$161,678	$580,251

Reported Net Revenue Growth	1%	(4)%	0%
Net Revenue Growth at Constant Currency	1%	2%	2%

Appendix B: Trended Operating Metrics

	2010		2011				2012
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Gross Bookings (in thousands)
Domestic
Standalone Air	$1,768,632	$1,638,738	$1,744,530	$1,834,354	$1,671,058	$1,562,862	$1,810,503	$1,791,674	$1,486,923
Non-air	584,691	476,179	632,074	579,707	579,885	493,415	682,061	607,738	600,875
Total	2,353,323	2,114,917	2,376,604	2,414,061	2,250,943	2,056,277	2,492,564	2,399,412	2,087,798
International
Standalone Air	280,848	268,084	375,404	367,506	355,077	286,193	392,035	363,975	335,014
Non-air	177,375	167,748	223,142	215,640	244,130	175,541	258,432	206,802	227,684
Total	458,223	435,832	598,546	583,146	599,207	461,734	650,467	570,777	562,698
Orbitz Worldwide
Standalone Air	2,049,480	1,906,822	2,119,934	2,201,860	2,026,135	1,849,055	2,202,538	2,155,649	1,821,937
Non-air	762,066	643,927	855,216	795,347	824,015	668,956	940,493	814,540	828,559
Total	$2,811,546	$2,550,749	$2,975,150	$2,997,207	$2,850,150	$2,518,011	$3,143,031	$2,970,189	$2,650,496
Year over Year Gross Bookings Growth
Domestic	10%	2%	(2)%	(9)%	(4)%	(3)%	5%	(1)%	(7)%
International	26%	17%	21%	39%	31%	6%	9%	(2)%	(6)%
Orbitz Worldwide	12%	4%	2%	(3)%	1%	(1)%	6%	(1)%	(7)%
At Constant Currency
Domestic	10%	2%	(2)%	(9)%	(4)%	(3)%	5%	(1)%	(7)%
International	29%	18%	16%	20%	17%	5%	10%	6%	2%
Orbitz Worldwide	13%	4%	1%	(5)%	(1)%	(1)%	6%	1%	(5)%

Net Revenue (in thousands)
Domestic
Standalone Air Transactional	$48,280	$49,757	$50,095	$47,650	$43,977	$42,726	$49,755	$46,798	$43,544
Non-air Transactional	88,357	73,743	71,610	81,772	85,444	73,738	77,682	84,366	86,010
Non-transactional	11,936	12,207	12,628	12,604	12,793	12,083	9,906	13,909	12,743
Total	148,573	135,707	134,333	142,026	142,214	128,547	137,343	145,073	142,297
International
Standalone Air Transactional	16,920	17,123	22,405	21,872	19,873	16,569	22,489	20,515	18,373
Non-air Transactional	27,683	28,170	26,978	35,943	38,944	29,998	28,190	33,873	35,890
Non-transactional	1,303	1,364	1,207	1,985	1,893	2,032	1,757	1,516	1,743
Total	45,906	46,657	50,590	59,800	60,710	48,599	52,436	55,904	56,006
Orbitz Worldwide	$194,479	$182,364	$184,923	$201,826	$202,924	$177,146	$189,779	$200,977	$198,303
International as a % of Total Net Revenue	24%	26%	27%	30%	30%	27%	28%	28%	28%
Year over Year Net Revenue Growth
Domestic	3%	1%	(7)%	(6)%	(4)%	(5)%	2%	2%	0%
International	8%	17%	17%	42%	32%	4%	4%	(7)%	(8)%
Orbitz Worldwide	4%	4%	(1)%	4%	4%	(3)%	3%	0%	(2)%
At Constant Currency
Domestic	3%	1%	(7)%	(6)%	(4)%	(5)%	2%	2%	0%
International	8%	16%	10%	21%	17%	2%	4%	1%	0%
Orbitz Worldwide	4%	4%	(3)%	0%	1%	(3)%	3%	2%	0%

Orbitz Worldwide Transaction Growth	5%	1%	(7)%	(9)%	(7)%	(10)%	1%	(4)%	(7)%

Orbitz Worldwide Hotel Room Night Growth	5%	4%	(2)%	(1)%	(1)%	(2)%	3%	3%	0%